Exhibit 3.4

BY-LAWS

of

4LICENSING CORPORATION

(the “Corporation”)

ARTICLE I.	General.

1.01            Interpretation; Governing Instruments.  Terms used and not defined in these By-Laws (“By-Laws”) shall have the meanings set forth in, and shall be interpreted in accordance with, the General Corporation Law of the State of Delaware (“DGCL”) and other applicable statutes and the Corporation’s certificate of incorporation (collectively the “governing instruments”) as from time to time in effect.  Whether or not so stated, these By-Laws are subject to such governing instruments, and in the event of any conflict or inconsistency the provisions of the governing instruments shall control.

1.02            Office.  The Corporation shall maintain a registered office inside the State of Delaware and may also have other offices outside or inside the State of Delaware. The books of the Corporation may be kept outside or inside the State of Delaware.

ARTICLE II.	Meetings of Stockholders.

2.01            Annual Meeting.  The annual meeting of stockholders for the election of directors and the transaction of such other business as may properly be brought before the meeting shall be held annually during the fifth full month following the end of the Corporation’s fiscal year on such date and at such time as the Corporation’s Board of Directors (the “Board”) may designate.

2.02            Special Meetings.  Special stockholders meetings may be called by the Board or chief executive officer and shall be called by the chief executive officer, the president, any vice president or the secretary upon written request, stating the purpose(s) of the meeting, by a majority of members of the Board.  Any such special meeting shall be held on the date and at the time designated by the Board. Only such business may be transacted at a special meeting as relates to the purpose(s) set forth in the notice of meeting.

2.03            Place of Meeting.  Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by the Board or, if not so designated, at the principal executive office of the Corporation.

2.04            Notice of Meetings; Waiver.  Written notice of each stockholders meeting shall be given, personally or by mail, not less than ten nor more than sixty days before the meeting date to each stockholder entitled to vote at the meeting at his address appearing on the records of the Corporation or, if a stockholder shall have filed with the secretary a written request that notices be mailed to some other address, at such other address.  Each notice shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to present in person and vote at the such meeting, the record date for determining the stockholders entitled to vote at the meeting, and, unless an annual meeting, shall indicate that it is being issued by or at the direction of the person(s) calling the meeting.  Notice of a special meeting shall also state the purpose(s) for which the meeting is called.  Any stockholder or his proxy may in writing waive notice of any meeting before, at or after the meeting.  Attendance at any meeting in person or by proxy without protesting prior to the conclusion of the meeting of lack of notice thereof shall constitute a waiver of notice.

2.05            Stockholder Nomination and Proposals.  Stockholders may nominate persons for election or reelection as a director and propose other business to be considered by the stockholders at an annual or special meeting of stockholders pursuant to the procedures set forth in Exhibit A attached hereto.

2.06            Quorum.  Subject to the governing instruments, the holders of one-third of the shares entitled to vote shall constitute a quorum for the transaction of any business.  Where a separate vote by a class or classes or series of stock is required, the holders of one-third of the shares of such class or classes or series of stock present in person or represented by proxy shall constitute a quorum for the purposes of such matter on which a separate vote is required. In the absence of a quorum pursuant to this section of these By-Laws, the stockholders present in person or by proxy may by majority vote adjourn a meeting without further notice unless otherwise required by the governing instruments.

2.07            Voting; Proxies.  Subject to the governing instruments:

(a)                Stockholders of record shall be entitled to one vote for each share held.  Any corporate action other than the election of directors (as provided in Section 3.01 of these By-Laws) shall be authorized by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote. Votes cast “for” or “against” and “abstentions” with respect to a matter shall be counted as shares of stock of the Corporation entitled to vote on such matter, while “broker non-votes” (or other shares of stock of the Corporation similarly not entitled to vote) shall not be counted as shares entitled to vote on such matter.

(b)                Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him at such meeting by proxy.  No proxy shall be valid after the expiration of three years from its date unless the proxy provides a longer period.

2.08            Conduct of Business.  The chairman of the Board or, if he so designates, the chief executive officer, the president, the vice chairman or a vice president of the Corporation shall preside at each meeting of the stockholders; provided, however, that if the chairman of the Board does not preside and has not designated an officer of the Corporation to preside, the holders of a majority of the shares entitled to vote and present in person or by proxy at such meeting may designate any person to preside over the meeting. The person presiding over any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion.

2.09           Adjournment.  The person presiding over any meeting of stockholders, annual or special, may adjourn the meeting from time to time to reconvene at the same or some other place. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. Notice need not be given of any such adjourned meeting if the time and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken, except that if the adjournment is for more than thirty days or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

ARTICLE III.	Directors.

3.01            Authority; Number; Election; Qualification; Term.  The number of directors constituting the entire Board shall be not less than three nor more than nine, the exact number of directors to be determined from time to time by the affirmative vote of a majority of the entire Board.  Unless otherwise provided by law or by the Corporation’s Certificate of Incorporation, the vote required for the election of directors by the stockholders shall be the affirmative vote of a “majority of votes cast” (as defined below), unless the election is contested, in which case directors shall be elected by a plurality of votes cast.  A “majority of votes cast” means that the number of shares properly voted “for” a director exceeds the number of votes “withheld” or cast “against” that director at a meeting of stockholders, whether in person or by proxy, and abstentions and broker non-votes shall not constitute votes cast or votes withheld.  An election shall be contested if, as of the record date (or such later date as may be determined by the Board based on events occurring after the record date, but in no event later than the date the Corporation files with the Securities and Exchange Commission its definitive proxy statement or any supplement or revision thereto regarding the election of directors), the number of nominees exceeds the number of directors to be elected. The election of directors of the Corporation need not be by written ballot. Each nominee elected by the stockholders to serve as a director shall hold office for a term commencing on the date of the stockholder meeting at which he was elected, or such later date as shall be determined by the Board, and ending on the next annual meeting of stockholders. Each elected director shall hold office until his successor is elected and qualified, unless he dies, resigns or otherwise leaves the Board before then.

3.02            Annual, Regular and Special Meetings; Place.  The annual board meeting for the election of officers and the transaction of other business shall be held without notice immediately following and at the same place as the annual stockholders meeting or, if a quorum is not present or the Board otherwise determines, as promptly as practicable thereafter.  Regular board meetings for the transaction of all business may be held without notice at such times and places as the Board determines.  Special board meetings may be called by the chairman of the Board, the chief executive officer or a majority of the directors.  Except as provided above, board meetings shall be held at such place, within or without the State of Delaware, as the Board determines or, if not so determined, at the principal executive office of the Corporation.

3.03            Notice of Meetings; Waiver; Adjournment.  Notice of the time and place of each deferred annual and of each special board meeting shall be given the directors by mail not less than three days or personally or by telephone, telegram or telegraph not less than one day prior to the meeting.  Notice of any meeting need not specify its purpose(s).  Notice need not be given to any director who submits a signed waiver of notice before, at or after the meeting or who attends the meeting without protesting, prior to or at its commencement, lack of notice to him.  Whether or not a quorum is present, a majority of the directors present may adjourn any meeting without notice to directors not present unless the meeting is adjourned for more than 48 hours.

3.04            Quorum; Actions by Board; Election of Chairman.  Subject to the governing instruments:

(a)                Except as otherwise provided in these By-Laws, a majority of the total number of directors shall constitute a quorum for the transaction of business and the vote of a majority of the directors present at a meeting at which a quorum is present, shall be the act of the Board.  Directors may neither be present nor vote by proxy.

(b)                Any action by the Board or any committee may be taken without a meeting if all directors or committee members consent in writing or by electronic transmission to the adoption of a resolution authorizing the action.  The written evidence of such resolution and consents shall be filed with the Board or committee minutes.

(c)                Any one or more directors or committee members may participate in a board or committee meeting by means of a conference telephone or similar communications equipment allowing all persons participating to hear each other at the same time.  Participation by such means shall constitute presence in person at a meeting.

(d)                The Board shall annually elect one of its members to be chairman of the Board and shall fill any vacancy in the position of chairman of the Board with a director at such time and in such manner as the Board shall determine. A director may be removed from the position of chairman of the Board at any time by the affirmative vote of a majority of the Board. The chairman of the Board may but need not be an officer or employed in an executive or any other capacity by the Corporation. The chairman of the Board shall preside at all board meetings.

3.05            Resignation; Removal; Vacancies.  Subject to the governing instruments:

(a)                A director may resign at any time upon notice given in writing or by electronic transmission to the chairman of the Board or to the secretary.  A resignation is effective when the resignation is delivered unless the resignation specifies (i) a later effective date or (ii) an effective date determined upon the occurrence of a specified event.  Any or all directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

(b)                Board vacancies occurring for any reason, including vacancies resulting from an increase in the number of directors, may be filled by a majority of the members of the Board then in office, even if they do not constitute a quorum.  Each such director shall hold office until his successor is elected and qualified, unless he dies, resigns or otherwise leaves the Board before then.

3.06            Compensation.  Directors shall receive such compensation as the Board determines for, and shall be reimbursed for reasonable expenses incurred in the performance of, their services to the Corporation as directors and in other capacities.

3.07            Committees.  The Board, by resolution adopted by a majority of the total number of directors then in office, may designate one or more committees, consisting of one or more of the directors of the Corporation, to be committees of the Board.  To the extent provided in any resolution of the Board, these By-Laws, or any charter adopted by such committee and approved by the Board, and to the extent permissible under the governing instruments, any such committee shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation.  The Board, but not any committee, may fill committee vacancies and may designate alternative committee members to replace absent members at any committee meetings.  The provisions of Sections 3.02, 3.03 and 3.04 of these By-Laws relating to the holding of meetings, notice, waiver, adjournment, quorum and board action shall apply to committees unless the Board otherwise determines.  The Board may adopt additional rules of procedure for any committee not inconsistent with these By-Laws.

3.08            Advance Contingent Resignation to Address Majority Voting.   As a condition for nomination as a director, any nominee who is an incumbent director shall agree to submit a letter of resignation from the Board in the event the director fails to receive a majority of votes cast (as defined in Section 3.01 above) in an uncontested election.  An incumbent nominee who does not receive a majority of the votes cast shall immediately tender his or her resignation, and the Board shall decide, through a process managed by the Nominating and Corporate Governance Committee of the Board (excluding from such process the nominee in question), whether to accept the resignation.  Prior to making the decision whether to accept any such resignation, the Board will afford the nominee an opportunity to provide any information or statement that he or she deems relevant.  If any tendered resignation is accepted, the Nominating and Corporate Governance Committee shall recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.  The Board in making its decision may consider any factors or information that it considers appropriate or relevant.  The Board’s explanation of its decision shall be promptly disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission.  The decision of the Board and such disclosure shall be completed within ninety days from the date of the certification of the election results.  If a majority of the members of the Nominating and Corporate Governance Committee of the Board receive a greater number of shares “withheld” from their election or cast “against” such members than votes “for” their election at the same election, then the remaining directors who are on the Board shall consider the matter directly or may appoint a committee of the Board among themselves solely for the purpose of considering the tendered resignations and making a recommendation to the Board whether to accept or reject them.

ARTICLE IV.	Officers.

4.01            Positions; Election; Term; Removal.  The executive officers of the Corporation shall be a chief executive officer, a president, one or more vice presidents (with such designations and rankings as the Board may fix), a secretary and a treasurer, each of whom shall be elected or appointed annually by the Board.  The Board may also appoint, or may delegate to any executive officer the appointment of, subordinate and assistant officers with such titles and duties as the Board or such officer determines.  Officers need not be directors.  Any two or more offices may be held by the same person. Officers shall hold his office until such officer’s successors is elected and qualified or until such officer’s earlier resignation or removal.  Any officer may resign at any time by giving written notice to the chief executive officer or the secretary. Unless stated in the notice of resignation, the acceptance thereof shall not be necessary to make it effective. It shall take effect at the time specified therein or, in the absence of such specification, it shall take effect upon the receipt thereof.  The Board may at any time remove any officer with or without cause and may fill any vacancy created by the resignation, death, retirement, or removal of such officer.  The executive officer appointing a subordinate or assistant officer may at any time remove such subordinate or assistant officer with or without cause and may fill any vacancy created by the resignation, death, retirement, or removal of such subordinate or assistant officer. Any officer may be appointed on an interim basis.

4.02            Chief Executive Officer; Additional Powers and Duties of Other Officers.

(a)                Subject to the Board’s overall authority, the chief executive officer shall have general control and supervision of the Corporation’s business and affairs and such other powers and duties consistent with these By-Laws as are customarily possessed by corporate chief executive officers and as the Board assigns.

(b)                Subject to the Board’s overall authority, each other officer shall have such powers and duties in addition to those specifically provided in these By-Laws as are customarily possessed by like corporate officers holding the same position and as the Board or the chief executive officer assigns.

4.03            President.  The president shall have such powers and duties as the Board or chief executive officer assigns.  Unless and until the Board otherwise determines, in the event of the absence or inability to act of the chief executive officer, or if there be no chief executive officer, the president shall have the powers and duties of the chief executive officer.

4.04            Vice Presidents.  Each vice president shall have such further title and such powers and duties as the Board or the chief executive officer assigns.  Unless and until the Board otherwise determines, in the event of the absence or inability to act of the president, or if there be no president, the ranking vice president shall have the powers and duties of the president.

4.05            Secretary.  The secretary shall give all meeting and other required corporate notices except as otherwise provided in these By-Laws; shall attend and keep minutes of the proceedings of the meetings of the Board and stockholders; shall have charge of and maintain the corporate stock books and records (unless the Corporation has a transfer agent or registrar) and such other corporate records as the Board directs; and shall keep the corporate seal and, when duly authorized, shall affix such seal to all necessary corporate instruments.

4.06            Treasurer.  The treasurer shall be the Corporation’s chief financial officer.  Unless another officer or employee is so designated by the Board, the treasurer shall be the Corporation’s chief accounting officer and shall maintain its financial books and records.  The Board shall designate such depositories for the funds and securities of the Corporation as it shall deem advisable and shall notify such depositories of the person or persons who shall be authorized to execute instruments and documents on behalf of the Corporation.  Such power may be executed singly, jointly or in combination thereof as the Board shall determine.

4.07            Compensation.  The Board shall fix the compensation, if any, of all officers who are directors and may fix, or delegate to the chief executive officer authority to fix, the compensation of other officers.

ARTICLE V.	Shares And Transfer.

5.01            Certificates.  Shares of the Corporation shall be represented by certificates in such form consistent with the governing instruments as the Board approves, shall be signed by the chief executive officer, president or any vice president and the secretary or treasurer, or any assistant secretary or treasurer, and shall be sealed with the corporate seal or its facsimile.  Officers signatures may be facsimile if the certificate is signed by a transfer agent or registered by a registrar other than the Corporation or its employee.  Certificates may be used although the officer who has signed, or whose facsimile signature has been used, is no longer such officer.  If the Corporation is authorized to issue shares of more than one class, certificates shall contain the statements required by statute. Notwithstanding anything herein to the contrary, the Corporation shall also be eligible to participate in the direct registration system applicable to the Corporation’s securities traded on a national securities exchange or in an inter-dealer quotation system providing for investors in the securities of the Corporation to hold their shares in the Corporation in book entry from without certificates being issued.

5.02           Transfer Agents; Registrars.  The Board may appoint one or more transfer agents and/or registrars, the duties of which may be combined, and prescribe their duties.

5.03           Transfers; Lost Certificates.  Subject to the governing instruments and compliance with such additional requirements as the Board may establish:

(a)                Shares shall be transferable only on the Corporation’s books by the holders or their duly authorized attorneys or legal representatives upon surrender of certificates properly endorsed.

(b)                Replacements for certificates alleged to have been lost or destroyed may be issued upon delivery of such proof of loss and/or bond with or without surety, or other security, sufficient to indemnify the Corporation as the Board determines.

5.04            Record Date.  To determine the stockholders of record for any purpose, the Board may fix a record date; provided that the record date shall not precede the date upon which the Board adopts the resolution fixing the record date; and provided further that the record date shall be: (a) in the case of determination of stockholders entitled to receive notice of or to vote at any meeting of stockholders or adjournment thereof, not more than sixty nor less than ten days before the date of such meeting; (b) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, not more than ten days after the date upon which the resolution fixing the record date is adopted by the Board; and (c) in the case of any other action, not more than 60 days prior to such other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may choose to fix a new record date for the adjourned meeting.

ARTICLE VI.	Indemnification Of Directors, Officers, Employees And Agents.

The Corporation shall indemnify and advance expenses to every director and officer of the Corporation in the manner and to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, against any and all amounts (including judgments, fines, payments in settlement, attorneys’ fees and other expenses) reasonably incurred by or on behalf of such person in connection with any threatened, pending, or completed investigation, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), in which such director or officer was or is made or is threatened to be made a party or called as a witness or is otherwise involved by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or member of any other corporation, partnership, joint venture, trust, organization or other enterprise, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee, fiduciary or member or in any other capacity while serving as a director, officer, employee, fiduciary or member. The Corporation shall not be required to indemnify a person in connection with a proceeding initiated by such person if the proceeding was not authorized by the Board.  The rights conferred on any person by this Article VI shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, any provision of the Corporation’s certificate of incorporation or of these By-Laws or of any agreement, any vote of stockholders or disinterested directors or otherwise.

ARTICLE VII.	Miscellaneous.

7.01            Seal.  The corporate seal shall be in such form as the Board may approve.  The seal and any duplicate of the seal shall be in the charge of the secretary or an assistant secretary.

7.02            Fiscal Year.  The Board may establish and change the Corporation’s fiscal year.  Until the Board acts, the fiscal year shall end on the last day of December in each year.

7.03            Shares in Other Corporations.  Shares in other corporations held by the Corporation may be represented and voted by the chief executive officer or any person designated by him unless the Board otherwise directs.

7.04            By-Law Amendments.  Subject to the governing instruments, By-Laws may be adopted, amended or repealed by the Board at any time (provided that any change by the Board in the number of directors requires the vote of a majority of the entire Board).  Any By-Law adopted by the Board may be amended or repealed by the stockholders entitled to vote thereon.

Exhibit A

Procedure for Notice of Stockholder Nominations and Proposals.

1.
Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation’s notice of meeting, (b) by or at the direction of the Board (or, with respect to director nominations, by any committee whose responsibilities include director nominations), or (c) by any stockholder of the Corporation present in person at the meeting who (i) was a stockholder of record at the time of giving of notice provided for in this Exhibit A and at the time of an annual meeting, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in this Section 1 as to such proposals or nominations. Clause (c)(iii) in the foregoing sentence provides the exclusive means for a stockholder to make nominations or submit proposals of other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and included in the Corporation’s notice of meeting) before an annual meeting of stockholders.  For purposes of this Exhibit A, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such meeting.  A “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (i) a general or limited partnership, any general partner or person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (ii) a corporation or a limited liability company, any officer or person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company, (iii) a trust, any trustee of such trust, or (iv) an individual, any person properly qualified under applicable law to exercise the rights of such proposing stockholder at the meeting.

2.
Notice of any nomination for election or reelection as a director and the proposal of other business to be considered by the stockholders at an annual meeting of stockholders (the “next annual meeting”) must be received by the secretary of the Corporation not less than 120 days before the anniversary of the date the Corporation mailed its proxy materials for the prior year's annual meeting; provided, however, that if the date of the next annual meeting has changed by more than 30 calendar days from the prior year’s annual meeting, notice by the stockholder must be received by the secretary of the Corporation not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, then not later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. The notice may be hand-delivered or mailed by certified or registered mail, return receipt requested.

3.	The notice shall be in writing and shall contain:

(A)        as to each person whom the stockholder proposes to nominate for election or reelection as a director, (1) all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (2) a description of all direct and indirect compensation, economic interests and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (3) a description of all relationships between the proposed nominee and the recommending stockholder and the beneficial owner, if any, and of any agreements, arrangements and understandings between the recommending stockholder and the beneficial owner, if any, and the proposed nominee regarding the nomination, (4) a description of all relationships between the proposed nominee and any of the Corporation’s competitors, customers, suppliers, labor unions (if any) and any other persons with special interests regarding the Corporation, and (5) a completed and signed questionnaire, representation and agreement required by this Exhibit A. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee;

(B)     as to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, (1) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business, (2) a description of all contracts, arrangements, understandings and relationships between such stockholder and beneficial owner, if any, on the one hand, and any other person or persons (including their names), on the other hand, in connection with the proposal of such business by such stockholder and (3) the text of the proposal or business (including the text of any resolutions proposed for consideration); and

(C)     as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (1) the name and address of such stockholder, as they appear on the Corporation’s books, the telephone number of such stockholder, and the name, address and telephone number of such beneficial owner, if any, (2)(A) the class or series and number of shares of the Corporation which are, directly or indirectly, owned of record by such stockholder and beneficially by such beneficial owner and the time period such shares have been held, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder or beneficial owner, if any, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) any proxy, agreement, arrangement, understanding or relationship pursuant to which such stockholder or beneficial owner, if any, has a right to vote any shares of any security of the Corporation or has granted any such right to any person or persons, (D) any short interest in any security of the Corporation (for purposes of these By-Laws a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any agreement, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in value of the subject security), (E) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (G) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), and (H) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (I) any material pending or threatened legal proceeding in which such stockholder or beneficial owner is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, and (J) any direct or indirect material interest in any material contract or agreement of such stockholder or beneficial owner with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); (3) a representation that such stockholder and beneficial owner, if any, intend to be present in person at the meeting; and (4) a representation that such stockholder and such beneficial owner, if any, intend to continue to hold the reported shares, Derivative Instruments or other interests through the date of the Corporation’s next annual meeting of stockholders. For purposes of satisfying the requirements of clause (2) of this paragraph with respect to a beneficial owner, the beneficial owner shall supply to the Corporation either (A) a statement from the record holder of the shares, Derivative Instruments or other interests verifying the holdings of the beneficial owner and indicating the length of time the shares, Derivative Instruments or other interests have been held by such beneficial owner, or (B) a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the Securities and Exchange Commission reflecting the holdings of the beneficial owner, together with a statement of the length of time that the shares, Derivative Instruments or other interests have been held. If a recommendation is submitted by a group of two or more stockholders, the information regarding the recommending stockholders and beneficial owners, if any, must be submitted with respect to each stockholder in the group and any beneficial owners.

4.
A stockholder shall update and supplement its notice to the Corporation of any nomination to be made or of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for notice of the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be hand-delivered or mailed by certified or registered mail, return receipt requested, and received by, the secretary of the Corporation at the principal executive offices of the Corporation not later than: (i) in the case of the update and supplement required to be made as of the record date, 5 business days after the record date for notice of the meeting; and (ii) in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof, not later than 8 business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed).

5.
Notwithstanding anything in this Exhibit A to the contrary, in the event that the number of directors to be elected to the Board at the annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least 70 days prior to the first anniversary of the preceding annual meeting, a stockholder’s notice required by this Exhibit A shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be hand-delivered or mailed by certified or registered mail, return receipt requested, and received by, the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

6.
The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that any nomination made at the meeting was not made in accordance with the foregoing procedures and, in such event, the nomination shall be disregarded.

7.
The Corporation may require any proposed nominee to provide such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

8.
To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice of a nomination under this Exhibit A) to the secretary of the Corporation at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the secretary of the Corporation upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

9.
Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting (or any supplement thereto). Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (or any supplement thereto) (a) by or at the direction of the Board or (b) provided that the notice of meeting specifies that directors shall be elected at such meeting, by any stockholder of the Corporation present in person at the meeting who (i) is a stockholder of record at the time of giving of notice at the time of the special meeting, (ii) is entitled to vote at the meeting, and (iii) complies with the notice procedures set forth in this Exhibit A as to such nomination, including the procedures regarding updating and supplementing notices (other than with respect to timing requirements, which shall be governed by the next sentence). A stockholder’s notice with respect to any such nomination (including the completed and signed questionnaire, representation and agreement required by this Exhibit A) shall be hand-delivered or mailed by certified or registered mail, return receipt requested, and received by, the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 60th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 70 days prior to the date of such special meeting, then not later than the close of business on the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. The chairman of a special meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Exhibit A and, if the chairman should so determine, any such business not properly brought before the meeting shall not be transacted.

10.
Nothing in this Exhibit A shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, or of the holders of any series of Preferred Stock if and to the extent provided for under law, the Corporation’s Certificate of Incorporation or these By-Laws.

11.	For purposes of this Exhibit A, “public announcement” shall mean disclosure by means of any method or combination of methods compliant with Regulation FD under the Exchange Act.